Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-173104 on Form S-3 of our report dated March 25, 2011 relating to the statements of comprehensive loss, equity, and cash flows and financial statement schedule of Landmark Apartment Trust of America, Inc. and subsidiaries (f/k/a Apartment Trust of America, Inc.) (the “Company”) for the year ended December 31, 2010 appearing in this Annual Report on Form 10-K of Landmark Apartment Trust of America, Inc. and subsidiaries for the year ended December 31, 2012.

DELOITTE & TOUCHE, LLP

Los Angeles, California

March 20, 2013